PITTSBURGH & WEST VIRGINIA RAILROAD
                              FORM 10-Q
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PART I.  FINANCIAL INFORMATION

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STATEMENT OF INCOME

(Dollars  in Thousands Except Per Share Amounts)

                                      Unaudited          Unaudited
                                 3 Months Ended     3 Months Ended
                                      March 31,          March 31,
                                          2000               1999

INCOME AVAILABLE FOR DISTRIBUTION:
     Cash Rental                     $229                  $229
     Interest                           -                     -
                                      229                   229

     Less general and
      administrative expenses          16                    17

               NET INCOME            $213                  $212



Per Share:
(1,510,000 average shares outstanding)

     Net Income                    $ .14                  $ .14
     Cash Dividends                  .13                    .13
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